Exhibit 99.1

Adaptimmune Starts the SURPASS Clinical Trial with its first Next-Generation SPEAR T-cells Targeting MAGE-A4 to Enhance Antitumor Responses

- These next-generation SPEAR T-cells may improve long term T-cell functions -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, July 18, 2019 — Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, has initiated SURPASS, its first clinical trial with a next-generation SPEAR T-cell targeting MAGE-A4. This next-generation SPEAR T-cell, known as ADP-A2M4CD8, expresses the CD8α co-receptor alongside the engineered TCR that targets MAGE-A4. Preclinical data presented earlier this year at AACR indicate that co-expression of CD8α may broaden the immune response against solid tumors and increase antitumor activity by leveraging CD4+ cells into CD8+ killer or cytotoxic T-cells while retaining their CD4+ helper function.

“We are delighted to have started screening for the SURPASS study, not only because it is our first next-generation SPEAR T-cell to be evaluated as an improvement to affinity matured TCRs in a clinical trial, but also because it is the first of three studies we plan to start in the second half of this year to assess the safety and efficacy of our SPEAR T-cell platform,” said Rafael Amado, Adaptimmune’s President of Research & Development. “The preclinical data we presented at AACR indicate that adding CD8α may enhance the ability of CD4+ SPEAR T-cells to kill tumor cells and broaden antigen presentation.”

The SURPASS trial will enroll up to 30 patients across multiple solid tumor indications. Like Adaptimmune’s ongoing trials, the SURPASS trial will be a three-cohort dose escalation study. Unlike the other trials, the stagger between patients will be shorter and the starting dose in the first cohort will be 0.8 to 1.2 billion SPEAR T-cells, instead of 100 million SPEAR T-cells. Each dose cohort will enroll 3 patients and can be expanded to 6 patients if a dose limiting toxicity occurs. The dose ranges for the other two cohorts are:  1.2 to 3 billion and 3 to 6 billion SPEAR T-cells. After dose escalation is complete, there is an expansion phase with doses up to 10 billion cells.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com